Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

THE BANK OF NEW YORK MELLON CORPORATION

FIRST: The name of the Corporation is The Bank of New York Mellon Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of all classes of capital stock that the Corporation shall have authority to issue is 3,600,000,000 of which 3,500,000,000 shares shall be Common Stock, par value $0.01 per share, and 100,000,000 shares shall be Preferred Stock, par value $0.01 per share. Shares of Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation (or any committee thereof) may fix by resolution or resolutions, prior to the issuance of any shares of such series, the voting powers, full or limited, or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, applicable to the shares of such series.

FIFTH: (a) Unless otherwise provided in any Certificate of Designations relating to any series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of capital stock representing a majority of the voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote, notwithstanding the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b) Except as required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the Delaware General Corporation Law.

SIXTH: (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the by-laws of the Corporation.

(b) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, during the period beginning at the Effective Time (as defined in the Agreement and Plan of Merger, dated as of December 3, 2006, by and between Mellon Financial Corporation and The Bank of New York Company, Inc., as the same may be amended from time to time) and ending on the thirty-six month anniversary of the Effective Time, the affirmative vote of the holders of at least 75% in voting power represented by the outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders to modify, amend or repeal Article Five of the by-laws of the Corporation or to adopt any by-law provision or other resolution inconsistent with Article Five.

SEVENTH: Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EIGHTH: (a) RIGHT TO INDEMNIFICATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by such Covered Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced or brought by such Covered Person only if the commencement or bringing of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation. Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to another such entity at the request of the Corporation to the extent the Board of Directors at any time denominates any of such persons as entitled to the benefits of this Article Eighth. The indemnification provided in this paragraph (a) shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Covered Person in connection with such Proceeding in accordance with paragraph (c) of this Article Eighth.

(b) INSURANCE, CONTRACTS AND FUNDING. The Corporation may purchase and maintain insurance to protect itself and any Covered Person against any liability or expense asserted or incurred by such Covered Person in connection with any Proceeding, whether or not the Corporation would have the power to indemnify such Covered Person against such liability or expense by law or under the provisions of this Article Eighth. The Corporation may enter into contracts with any Director or officer or, as authorized by the Board of Directors, any other employee or agent of the Corporation in furtherance of the provisions of this Article Eighth and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article Eighth.

(c) ADVANCEMENT OF EXPENSES. The Corporation shall to the fullest extent permitted by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding (other than any Proceeding (or part thereof) commenced or brought by such Covered Person without the specific authorization of the Board of Directors of the Corporation) in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified by the Corporation under this Article Eighth or otherwise.

(d) CLAIMS. If a written claim under paragraph (a) or paragraph (c) of this Article Eighth is not paid in full by the Corporation within thirty days after such claim has been received by the Corporation, the Covered Person may at any time thereafter initiate a Proceeding against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Covered Person shall also be entitled to be paid the expense of prosecuting such Proceeding. It shall be a defense to any Proceeding to recover a claim under paragraph (a) of this Article Eighth that the Covered Person is not entitled to indemnification under applicable law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the Covered Person is not entitled to indemnification under applicable law, shall be a defense to such Proceeding or create a presumption that the Covered Person is not entitled to indemnification under applicable law. The only defense to any such Proceeding to receive payment of expenses in advance under paragraph (c) of this Article Eighth shall be failure to make an undertaking to repay all amounts advanced if such an undertaking is required by law or by provision in this Certificate of Incorporation, agreement or otherwise.

(e) NONEXCLUSIVITY; NATURE AND EXTENT OF RIGHTS. The right of indemnification and advancement of expenses provided in this Article Eighth shall not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may otherwise be entitled, under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. The provisions of this Article Eighth (i) shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article Eighth, (ii) shall continue as to each person who has ceased to have the status pursuant to which he or she was entitled or was denominated as entitled to indemnification hereunder, and (iii) shall be applicable to Proceedings commenced or continuing after the adoption of this Article Eighth, whether arising from acts or omissions occurring before or after such adoption.

(f) AMENDMENT OR REPEAL. Any repeal or modification of the provisions of this Article Eighth shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(g) OTHER INDEMNIFICATION. This Article Eighth shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders or creditors for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

TENTH: Any action required or permitted to be taken by the holders of the Common Stock of the Corporation may be taken without a meeting, without prior notice and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all outstanding shares of Common Stock of the Corporation.

ELEVENTH: The Corporation reserves the right to alter, change or repeal any provision contained in this Certificate of Incorporation to the extent now or hereafter permitted or prescribed by law, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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